EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

         This Agreement made and entered into this 29th day of December, 1997, by and between DENTAL CARE ALLIANCE, INC., a Delaware corporation (Dental); DENTAL CARE ALLIANCE OF FLORIDA, INC., a Florida corporation (Subsidiary); MARKETPLACE DENTAL, INC., a Florida corporation (Marketplace) and the Shareholders of Marketplace identified on the signature page to this Agreement (Shareholders).

                              W I T N E S S E T H:

         WHEREAS, the Shareholders own all of the issued and outstanding stock of Marketplace; and

         WHEREAS, the parties have agreed that Shareholders will transfer all of the outstanding stock of Marketplace for a consideration consisting of stock of Dental and cash; and

         WHEREAS, the parties intend that this Agreement be approved and adopted by all relevant parties as a plan of reorganization within the provisions of
Section 368(a)(1)(A) and (D) of the Internal Revenue Code of 1986;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

         1. THE MERGER.

                 1.1. On the date of closing. upon the terms and subject to the conditions set forth herein and in accordance with the corporate laws of the states of incorporation of


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Subsidiary and Marketplace, marketplace shall. be merged with and into
Subsidiary; the separate existence of Marketplace shall cease; and Subsidiary shall continue an the surviving Corporation.

                  1.2. On the date of closing, Subsidiary shall continue its corporate existence under the laws of the state of its incorporation and shall succeed to all rights, immunities, franchises and powers, and be subject to all duties, liabilities, debts and obligations, of Marketplace in accordance with the provisions of the applicable corporate laws.

         2. THE SURVIVING CORPORATION.

                 2.1. The Certificate of Incorporation of Subsidiary as in effect immediately prior to the date of closing shall be the certificate of the surviving corporation until amended in accordance with applicable law and such certificate of incorporation, provided, however, that such certificate may be amended by the Certificate of Merger to change Subsidiary's name to Marketplace.

                 2.2. The by-laws of Subsidiary as in affect immediately prior to the date of closing shall be the by-laws of the surviving corporation until thereafter amended in accordance with applicable law, the Certificate of Incorporation of such surviving corporation, and such by-laws.

                 2.3. The director of Subsidiary immediately prior to the date of closing shall be the initial Board of Directors of the surviving corporation, each of such persons to serve until his or her successor, if there is to be one, is duly elected and qualified.

                 2.4. The officers of subsidiary immediately prior to the date of closing shall be the initial officers of the surviving corporation, each of such officers to serve until his or her successor, it there is to be one, is duly qualified.

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         3. MERGER CONSIDERATION: CONVERSIONS.

                 3.1. On the date of closing, by virtue of the merger, and without any action on the part of the Shareholders, all of the Marketplace shares issued and outstanding immediately prior to the effective time shall be cancelled, retired and converted into and become the right to receive the merger consideration described in this Article 3.

                 3.2.   (a)    The merger considerations shall consist of

                               (i) eighty thousand (80,000) shares of common
stock of Dental;

                               (ii) an amount in cash equal to the excess of (y)
the aggregate of the amount of $500,000, the amount of any cash, security, demand, savings or other deposits in any bank, savings and loan or other financial institution, the face amount of any negotiable or non-negotiable instruments owned by Marketplace; and the unamortized amount of any prepaid expenses of Marketplace over (z) the amount of the liabilities of Marketplace to First United Bank (SBA) and amounts classified as owed to related parties on Marketplace's financial statements; as of the close of its business on November 30, 1997 (effective time); and

                               (iii) that number of shares of Dental's common
stock (but not in excess of 79,999 shares), having a value, determined by reference to the average mean between the opening bid and ask quote for such shares over the three trading days immediately preceding the determination date, equal to the excess, if any, of the EBITDA, of Subsidiary's business as herein defined for the twelve month period following the effective time over the EBITDA of the business of Marketplace for the twelve month period ending at the effective time, multiplied by two. A shareholder's right to receive additional
 .shares shall not be assignable except by operation of law and shall not be evidenced by any negotiable instrument.


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EBITDA is an amount equal to the earnings of the business during each measuring period determined under Generally Accepted Accounting Principles consistently applied increased by the aggregate of the amounts included as interest expenses; taxes measured by income; depreciation; and amortization and the determination date shall be the last day of the twelve month period following the effective time. For purposes of this provision, the business shall include the business of managing dental practices acquired as a result of the merger and managing any other dental practices acquired and conducted by shareholders, or any one of them, or an entity owned by such persons.

                 3.3. The merger consideration shall be allocated among the shareholders of Marketplace proportionately according to the number of shares owned by each. If the allocation results in fractional shares, no fractional shares shall be issued, but such shareholder shall be paid an amount in cash equal to such fractional part of a share multiplied by the stock value utilized in determining the number of shares to be issued on the effective date of the merger,

                 3.4.   The procedure for closing is as follows:

                        (a) The consummation of the transactions contemplated in this Agreement shall take place at such time and in such manner as the parties shall agree on the later of (i) December 31, 1997; or (ii) the last day of the month during which all of the conditions precedent to the consummation of this merger have been satisfied (date of closing) but on the basis of effective time computations.

                        (b) On the date of closing, Dental and Subsidiary shall file the documents required by the corporate laws to effect the merger and such documents shall become effective on the date of closing.

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                        (c) On the date of closing, Shareholders will deliver
the certificates representing all of the issued and outstanding shares of Marketplace, duly endorsed; and Dental shall deliver to such Shareholders the certificates representing the shares of stock to which they are entitled under the provisions of Section 3.1(a)(i) hereof and the amount of $100,000 in cash by wire transfer to the trust account of shareholders' attorneys; provided, however, that actual delivery of the certificates representing the shares of Dental to be delivered to the shareholders at closing can be delayed for up to ten business (10) days if the parties execute a memorandum agreement at closing reflecting the number or shares to be issued to each Shareholder by Dental and its obligation to issue the certificates representing such shares as of the closing date and deliver such certificates within the allowable ten (10) day period.

                 3.5.  The following shall be done after closing:

                       (a) Within sixty (60) days after closing, subsidiary shall deliver financial statements to Shareholders, including a balance sheet of Marketplace at the effective time; and its EBITDA for the twelve month period ending at the effective time. Such financial statements shall be prepared in accordance with Generally Accepted Accounting Principles, consistently applied. Shareholders shall have thirty (30) days within which to object to such statements, or approve them. If any objections are raised, such shall be resolved by agreement of the parties, or if none by a decision made within thirty (30) days after the conclusion of the objection period by a majority of three certified public accountants, one of which shall be appointed by Shareholders, one by Subsidiary; and a third by the two so appointed. The final decision reached by such majority shall be binding on all parties and shall not be subject to judicial review in the absence of fraud.

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                        (b) Within thirty (30) days after finalizing the
effective time financials, Dental shall pay to shareholders, or Shareholders shall pay to Dental, as the case may be, an amount equal to the difference between the cash required to be paid to such Shareholders under the provisions of Section 3.2(a)(ii) and the amount of cash paid at closing. The amount owed by or to Dental shall be paid directly to or by the Shareholders in proportion to their interest in the consideration received.

                        (c) On or before the last day of the fourteenth month after the effective time, Subsidiary shall deliver to Shareholders, a determination date financial statement reflecting the income and EBITDA of the business during the twelve month period immediately following the effective time. The procedures utilized in resolving any differences that were, or would have been applicable in resolving any differences as to the information included in the effective time financial statements submitted to the stockholders shall be utilized in resolving any differences as to the correctness of the determination date financials. Within fifteen days after finalizing the determination date financial statements, Dental shall issue to Shareholders, the certificates representing the additional shares of Dental to which they are entitled under the provisions of Section 3.2(iii).

         4. ADDITIONAL AGREEMENTS.

                 4.1. Each party to this Agreement shall pay its own expenses incident to the authorization, preparation, execution and performance of this Agreement and the transactions contemplated hereby. Each party's expenses shall include those attributable to the accountant selected by such party to resolve differences under section 3.5(c) hereof and one-half of the expenses attributable to the third accountant selected under the provisions of such section.

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                 4.2. Each party shall indemnify the other and hold such other party harmless from and against all claims or demands for commissions or other compensation by any broker, finder, or similar agent claiming to have been employed by or on behalf of any party to this Agreement.

                  4.3. Shareholders hereby agree that they will not, for a period of five (5) years from the closing of this transaction engage directly or indirectly in a dental management company in the geographical location of Broward, Palm Beach, Martin or St. Lucie Counties, State of Florida shareholders further agree that during the said five (5) year period in the geographical location described above, they will not directly or indirectly be connected with any person, corporation, or business entity operating a dental management company. Shareholders will have no financial interest in any business entity operating a dental management company in the geographical location described above during the five (5) year restrictive period.

         Shareholders acknowledge that the restraints set forth in the above paragraph are reasonable and necessary for the protection of legitimate business Interests of Dental or Subsidiary and that this covenant on the part of the Shareholders shall be construed as an agreement. The existence of any claim or cause of action of the Shareholders shall not be construed as a defense to the enforcement by Dental or Subsidiary of this covenant. It is agreed by Dental or Subsidiary and Shareholders that if any portion of this restrictive covenant is held unreasonable, arbitrary or against public policy, these covenants shall be considered to be diminishable both as to time and geographical area, and each month for the specific period shall be deemed a separate period of time and each square mile shall be deemed a separate geographical area and shall remain effective so long as the same is not otherwise unreasonable, arbitrary or against public policy.

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         Shareholders and Dental hereby agree that in the event any court determines any specific time period or any specific geographical area to be unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Shareholders. The Shareholders further understand that this covenant may be enforced by the entering of a temporary or permanent injunction. It is understood that in determining the enforceability of the restrictive covenant, the court shall not consider any individual economic or other hardships that might be caused to the person or entity against whom the enforcement is sought.

         It is understood that a court of competent jurisdiction shall construe this restrictive covenant in favor of providing reasonable protection to all legitimate business interests to Dental or Subsidiary. It is understood that the court shall not employ any rule of contract construction that requires the court to construe a restrictive covenant narrowly, against the restraint, or against the drafter of the contract. It is understood that no court may refuse to enforce this restrictive covenant on the grounds that the contract violates public policy unless such public policy is articulated specifically by the court and the court finds that the specific public policy requirements substantially outweigh the need to protect the legitimate business interests or interests established by Dental or Subsidiary.

         The violation of this restrictive covenant creates a presumption of irreparable injury to Dental and Subsidiary on seeking its enforcement. Dental and Subsidiary will post a proper bond as set by the court if an injunction is entered. In the event it becomes necessary for Dental and Subsidiary to retain the services of an attorney to enforce this restrictive covenant, it is agreed that the prevailing party shall be entitled to reasonable attorney's fees and costs in any legal proceeding, both at the trial or appellate level.

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         Shareholders agree the restriction contained herein is freely assignable by Dental and Subsidiary, in their sole discretion, and any assignee, successor or third-party beneficiary to this Agreement may enforce the same.

         The laws of the State of Florida shall control the interpretation of this restrictive covenant and in particular Florida Statute 542.335. Shareholders specifically agree that the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, has jurisdiction over the enforcement of this restrictive covenant, and that the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, will be the appropriate venue for any action brought pursuant to this restrictive covenant.

         In the event Dental and Subsidiary or their successors in interest shall make application to a court of competent jurisdiction for injunctive relief, then, in that event, the five (5) year period of time specified above shall be tolled for a period of time from the effective date of any lawsuit commenced by Dental and Subsidiary for enforcement hereof until final judgment is entered, if such final judgment is adverse to Shareholders.

         The covenants of the Shareholders hereunder shall become void and of no force and effect if Dental and/or Subsidiary ceases to be engaged in the active conduct of the dental management business in the area to which the covenant would otherwise relate.

                 4.4. Shareholders acknowledge that none of the shares of Dental stock to be received by then hereunder will have been registered under the Securities Act of 1933, as amended, or the Securities Laws of any state, and that they have no registration rights and are subject to the remaining underwriting lockup period of one hundred and eighty days (180) from November 4, 1997. The Shareholders acknowledge and agree that there shall be placed on all certificates representing the shares of Dental stock issued to then pursuant to this Agreement, an appropriate restrictive legend providing an follows:

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         "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE
         SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED IN ANY MANNER ABSENT EITHER REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES LAW, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT REGISTRATION UNDER THOSE LAWS IS NOT REQUIRED,"

         5. REPRESENTATION, WARRANTIES AND COVENANTS OF SHAREHOLDERS AND MARKETPLACE.

                 5.1. (a) Marketplace is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. It has the corporate power and authority to own and lease all of its properties and assets and to carry on its business that is now being conducted and is duly licensed at qualified to do such business.

                      (b) The authorized capital stock of Marketplace consists of 10,000,000 shares of common stock. As of the date of the execution of this agreement, there are 5,000,000 shares of its common stock issued and outstanding. All issued and outstanding shares of Marketplace have been duly authorized and validly issued, are fully paid, and non-assessable. Marketplace is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of its capital stock or any securities representing the right to purchase or otherwise receive any shares of its common stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to the voting of any such shares other than proxies in favor of persons who are parties to this Agreement as Shareholders.

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                      (c) Subject to the approval of this Agreement and the
transactions contemplated hereby by the Stockholders of Marketplace, Marketplace has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Marketplace in accordance with its certificate of incorporation and applicable laws and regulations. This Agreement has been duly and validly executed and delivered by Marketplace and constitutes valid and binding obligations enforceable against it in accordance with its terms.

                      (d) All of the issued and outstanding shares of the company are owned of record and beneficially by the Shareholders who are parties to this Agreement. Each Shareholder agrees to vote all shares such Shareholder is entitled to vote by ownership, proxy, or otherwise, in favor of approving the consummation of the transaction contemplated by this Agreement.

                  5.2. Marketplace warrants and represents that:

                       (a) It is the owner of and has good and marketable title to all of the assets, and the assets are free and clear of all debts, liens and encumbrances, except those obligations listed in the closing date financial statement.

                       (b) The execution and performance by Marketplace of this Agreement complies with all relevant federal, state and local laws.

                       (c) It is not engaged in or threatened with, and none of the assets or business operation being transferred hereunder is the subject of, any pending or threatened legal

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action, suit or other proceeding before any court, any federal, state or local governmental agency or before any other forum.

                       (d) No breach of contract, tort or other claim, whether arising from it's business operations or otherwise, has been asserted by an employee, creditor, patient, supplier, claimant or other person against it, nor has there been any occurrence which could give rise to such a claim.

                       (e) There are no persons or entities with whom it has done business that have a right of set off, chargeback, return or credit that will have a material effect upon the financial position of it in the conduct of its trade or business.

                       (f) No present or former employee of it has a claim or basis for a claim against it under any employment agreement. contract or otherwise.

                       (g) It is in compliance with federal, state and local laws, ordinances and regulations regarding employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice.

                       (h) It will not change the compensation of any employees or pay or commit to pay any bonus, profit share or other extraordinary payment or other arrangement.

                       (i) There are no outstanding contracts, oral or written relating to the business or assets to which it is a party.

                       (j) All existing local, state or federal operating and occupational licenses necessary to operate the business are in good standing and it knows of no actions, claims or violations which are pending which would result in any limitations on or suspension or termination of such licenses.

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                       (k) The financial statements previously disclosed to
Dental and/or its accountants, attorneys or other agents, and the effective time financial statements, are complete, accurate and thoroughly present the financial position of Marketplace for the periods to which they relate, and there has been no material adverse change in the condition, financial or otherwise, of Marketplace since the effective time, other than changes occurring in the ordinary course of business as conducted by it and/or those required under the terms of this Agreement.

                       (l) All equipment being transferred hereunder is in good working order. An amount equal to the costs of ordinary and necessary repairs required within thirty (30) days after the closing date shall constitute a liability of Marketplace at the effective time.

                       (m) With respect to the operation of the business from the date of this Agreement until the date of closing, Marketplace:

                           (1) will not dispose of any of the assets or permit
any of the assets to be removed or transferred from their present location except (a) sales or usage of said assets in the ordinary course of it's business, or (b) for repair or replacement. Any replacement of an asset to be sold, transferred or conveyed hereunder shall be of equal quantity and quality.

                           (2) will carry on the business in a good and diligent
manner, will maintain all of the assets in the good condition that they were in on the date of this Agreement, ordinary wear and tear excepted, will pay and discharge all of its debts and obligations as they occur, and will preserve the goodwill of those having a business relationship with it.

                           (3) will not enter into, assume or create any pledge,
security interest or any title retention agreement, lien, encumbrance, charge, claim or lease of any kind upon or involving any of the assets.

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                           (4) will keep full and accurate records of all
transactions entered into and conducted by the business.

                           (n) has filed all necessary federal, state and local
income, sales, use, capital stock, withholding, unemployment, tangible and intangible property and franchise tax returns, and all other necessary reports and returns for all other taxes due to the federal, state and local governments, and it has paid all taxes shown on any such returns. There are no unpaid assessments or proposed assessments of such taxes pending against it. It has no knowledge of any tax deficiency or the existence of any basis upon which any tax deficiency might be asserted against it. It's books and records contain adequate reserves for any and all tax liabilities for periods prior to the date of the closing of this transaction.

                           (o) is in compliance in all material respects with
all requirements of the Occupational Safety and Health Act pertaining to the facilities and operations used in its business.

                           (p) is in compliance in all material respects, with
all applicable federal, state and local environmental laws.

                           (q) has the right to occupy all premises used in the
conduct of its trade or business.

                           (r) The assets are adequately insured under such
policies to the extent usually insured by persons engaged in a dental management business against loss or damage of any kind, customarily insured on such business.

                           (s) No representation or warranty by it in this
Agreement, nor any statement or certificate furnished or to be furnished by it pursuant hereto, or in connection with

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the transaction as contemplated hereby, contains or will contain an untrue statement of any material fact necessary to make the statement contained therein not misleading.

                           (t) Its only business since its incorporation has
been that of a dental management company and it has never operated a dental practice.

                           (u) The balance sheet attached as Schedule 5.2(u)
reflects the financial condition of Marketplace as of the effective time. At closing, it will have no liabilities that are not disclosed on such balance sheet other than those incurred in the ordinary course of its business which shall include capitalized leases with respect to equipment used in that business, It is recognized that this is a warranty that the items classified as "Contracts Payable" and "Medicare Liability Payable" on statements that may have been prepared to reflect its financial condition are not valid or enforceable claims against Market place,

                           (v) it has no deferred compensation plan, whether or
not qualified, for the benefit of its employees.

                  5.3. Each Shareholder is receiving shares of Dental for investment for the Shareholder's own account, not on behalf of others and not with a view to sell or otherwise distribute such shares other than pursuant to an effective registration statement or valid exemption from registration under the Securities Act. The financial condition of each Shareholder is currently adequate to bear the economic risk of an investment in Dental. Each Shareholder has sufficient knowledge and experience in investment and business matters to understand the economic risk of such an investment and the risk involved in a commercial enterprise such as Dental. Each Shareholder has received and carefully read the prospectus relating to the initial public offering of Dental shares and has had an opportunity to ask questions and receive answers from officers of Dental, concerning Dental and the Dental stock and to


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obtain any additional information which each Shareholder reasonably requested and is material to an investment decision.

                  5.4. No representation or warranty of any Shareholder contained in this Agreement, the other agreements, the Disclosure Memorandum, or any instrument, certificate, agreement or other writing delivered by or on behalf of any Shareholder or Marketplace pursuant to this Agreement or any other agreement or in connection with the transactions contemplated herein or therein contains any untrue or incomplete statement of a material fact or omits (or will omit) to state a material fact necessary to make the statements contained herein and therein not misleading. To Marketplace's and the Shareholders' knowledge, there is no fact which adversely affects, or in the future may adversely affect, the business, assets, properties, liabilities, affairs, results of operations, condition (financial or otherwise), cash flows or prospects of Marketplace which has not been or is not disclosed in this Agreement, the Disclosure Memorandum or in the other instruments, certificates, agreements or writings furnished to Dental by or on behalf of the Shareholders pursuant to this Agreement or other agreements or in connection with the transactions contemplated herein.

         6. CONTINGENCIES TO DENTAL'S OBLIGATION TO CLOSE.

                 6.1. Dental's obligation to conclude and consummate the transaction provided for in this Agreement is conditioned upon the fulfillment of each of the following:

                      (a) Marketplace's assets shall not have been materially and/or adversely affected prior to closing by anything whatsoever including, but not limited to fire, explosion, disaster, accident or any other Act of God or other event or an unusual nature, or any change in law or regulation (federal, state or local) affecting the right of Dental to operate the business, or a requisition or taking of any federal, state or local government.

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                       (b) Marketplace shall have operated its business
diligently and in good faith, consistent with past management practices, kept available the services of its present officers and employees and preserved its present relationships with persons having business dealings with it.

                       (c) Subsidiary shall have entered into an Administrative services agreement in the form included in Schedule 6.1(c) with Wellington Group, P.A. and James Quick and shall have received confirmation from such contracting parties that such agreement will survive the merger and supercede and replace all existing management and other agreements, whether oral or in writing, between such contracting parties and Marketplace.

                       (d) Subsidiary shall have entered into a consulting agreement with James Quick, in the form included in Schedule 6.1(d) and received written confirmation from James Quick that the terms of such agreement will survive the merger.

                       (e) Dental's completion of its business, financial and legal due diligence review of Marketplace with Dental having determined, in its mole discretion, that the results thereof are satisfactory.

                       (f) Dental shall not have discovered any material error or misstatement in the representations and warranties made by Marketplace and/or Shareholders and the representations and warranties made by Marketplace herein shall be substantially correct on and as of the closing date with the same force and effect (except as said representations and warranties may be affected by the transactions contemplated under this agreement and changes occurring in the ordinary course of business by Marketplace) as though such representations and warranties were made on and as of the closing and all the terms and conditions of this agreement

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to be completed with and performed by Marketplace and/or Shareholders on or before the closing shall have been substantially complied with and performed.

                           Dental may waive any contingency to its obligation to
close and consummate the transactions described in this Agreement by written notice of waiver delivered to Marketplace not loss than three days prior to closing.

         7. REPRESENTATIONS AND WARRANTIES OF DENTAL AND SUBSIDIARY. As an inducement to Marketplace and the Shareholders to enter into and perform this Agreement, Dental and Subsidiary hereby represent and warrant as follows:

                  7.1. Dental is a corporation duly organized and validly existing under the laws of the State of Delaware. Subsidiary is a corporation duly organized and validly existing under the laws of some state of the United States that will permit the consummation of the transactions contemplated by this Agreement.

                  7.2. Dental has full corporate power and authority to execute, deliver and perform this Agreement and the other agreements to which it is a party, and will have full power and authority to cause Subsidiary to execute, deliver and perform this Agreement and any other agreements to which it is a party. The Agreement has been duly and validly executed and delivered and constitutes the valid and legally binding obligations of Dental and will constitute the valid and legally binding obligations of Subsidiary, enforceable in accordance with their respective terms.

                  7.3. The shares of Dental stock to be issued to the shareholders pursuant to this Agreement, including contingent shares that may be required under section 3.2(a)(3) will be duly authorized and reserved for issuance at or before the closing and at or before the determination

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date with respect to the contingent shares, and upon issuance to the
Shareholders will be fully paid and non-assessable.

                  7.4. (a) Prior to the closing, Dental will be in control of Subsidiary. Following the closing, Subsidiary will not issue additional shares of its capital stock that will result in Dental losing such control. For purposes of this paragraph 7.4, "control" shall have the meaning provided by S368(c) of the Code.

                       (b) Dental has no plan or intention to reacquire any of its stock issued to stockholders in connection with the merger contemplated by this Agreement.

                       (c) Dental has no plan or intention to liquidate Subsidiary, to merge Subsidiary with and into another corporation, to sell or otherwise dispose of the stock of Subsidiary, or to cause Subsidiary to sell or otherwise dispose of any of the assets of Marketplace, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

                       (d) Following the closing, Subsidiary will continue the historic business or Marketplace or use a significant portion of Marketplace's business assets in a business.

                       (e) Neither Dental or any affiliate of Dental other than Subsidiary, will engage in the dental management business in the area protected by the covenant described in Section 14.3.

                       (f) Subsidiary may engage in the business of managing additional dental practices in the area protected by the covenant, if, and only if, it first gives to James R. Quick, or an entity designated by him in which he has a controlling interest (Purchaser) a right of first refusal to purchase each practice it intends to manage upon such terms and for such

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consideration as Subsidiary, in its discretion, shall determine and Subsidiary agrees to manage each such practice under terms substantially similar to those included in the Administrative Services Agreement executed between Subsidiary and Wellington Group, P.A., except that the management fee otherwise payable by reference to such Agreement shall be reduced by the amounts required to be paid to purchase each such practice together with interest on such amounts and/or on indebtedness incurred to pay such amounts (purchase costs). If this right of first refusal in exercised, Subsidiary agrees to advance to Purchaser as a loan from time to time all purchase cost amounts required to be paid in excess of credits actually allowed against management fees that would otherwise then be due, which advances will be added to and become a part of the purchase costs. The principal and interest constituting the purchase costs shall be payable over such reasonable period as Subsidiary shall determine; provided, however, that the amount due at any time may not exceed the amount allowable as a reduction in the management fee due at the same time.

                           Nothing herein shall be construed as prohibiting
Subsidiary from agreeing to manage dental practices in the area subject to the covenant, it being understood and agreed that the only restriction is the requirement that James R. Quick, or his designee, be given the right to purchase such practice on the terms and conditions herein set out.

                  7.5. Prior to or immediately after closing, Dental will provide sufficient cash to Subsidiary, as a loan or capital contribution, to enable it to satisfy and cause Subsidiary to satisfy by payment, all liabilities of Subsidiary assumed by it in the merger which were allowed in determining the amount of cash payable to Shareholders under the terms of Section 3.1(a)(ii) of this Agreement.

                  7.6. Dental and Subsidiary will utilize their best effort to have Shareholders, or any of them, released as guarantors of any obligation incurred by Marketplace that are not required to be satisfied under the terms of this Agreement including specifically, but without limitation, any capital lease obligations.

         8. CONDUCT OF BUSINESS OF MARKETPLACE PENDING CLOSING. The business of Marketplace shall be conducted only in the ordinary and usual course and consistent with prior practices without limiting the generality of the foregoing:

                           (a) Marketplace shall not enter into any material
contracts, agreements or other arrangements in connection with the business or affecting the assets of Marketplace, other than those entered into in the ordinary course of the business of Marketplace at prices and on terms consistent with the prior operating practices of Marketplace; provided, however, that Marketplace will purchase from Wellington Group, P.A. the dental and office equipment; furniture and fixtures; and leasehold improvements utilized in the present conduct of its business and assume its rights and obligations as a tenant under the lease with respect to the premises presently occupied by it for a consideration in an amount equal to the fair market value of such assets, as determined by an appraisal, which amount shall be payable after closing and classified as a related party obligation in existence at the effective time both for purposes of determining the cash payment to shareholders under the terms of section 3.1(a)(ii) hereof and the liabilities that must be satisfied by Subsidiary promptly after the effective data of the merger;

                           (b) all efforts to collect notes and accounts
receivable shall be undertaken in the ordinary course in accordance with past practices, and no rebates, discounts or concessions shall be granted after the date of this Agreement other than in the ordinary course in accordance with past practices;

                           (c) Marketplace shall maintain, preserve and protect
all of its assets and properties in good condition, except for ordinary wear and tear;

                           (d) the books, records and accounts of Marketplace
shall be maintained in the ordinary course of business on a basis consistent with prior practices and in accordance with the basis used to prepare the financial statements;

                           (e) each Shareholder shall use his best efforts, and
shall Cause Marketplace to use its best efforts, to preserve its' business, to preserve the good will of its suppliers, customers and others having business relations with Marketplace which relate to its business, and to assist Subsidiary in retaining the services of key employees and agents of Marketplace, to the extent desired by Subsidiary.

                           (f) Marketplace shall not declare or pay any dividend
or make any distribution in respect of its capital stock whether now or hereafter outstanding or purchase, redeem or otherwise acquire or retire for value any shares of its capital stock; and

                           (g) each Shareholder and Marketplace shall not take,
or agree to take, any action which would make any representation or warranty by him or Marketplace contained herein, untrue, incorrect or misleading in any material respect as of the date when made or at any time through the closing.

         9. INDEMNITIES.

                  9.1. (a) In accordance with and subject to the provisions of this article 8,1(a), the Shareholders will indemnify and hold harmless Subsidiary, Dental, their affiliates and the officers, directors, agents and employees of such entities (collectively, the "Indemnitees"), from and against and in respect of any and all loss, damage, diminution in value, liability, coot and expense, including reasonable attorneys' fees and amounts paid in settlement (collectively, the "Indemnified Losses"), suffered or incurred by any one or more of the Indemnitees by reason of, or arising out of

                           (i) any misrepresentation or breach of representation
or warranty contained in this Agreement, the other agreements, instrument, agreement or other writing delivered by or on behalf of any shareholder or Marketplace pursuant to this Agreement or in connection with the transactions contemplated herein, or the breach of any covenant or agreement of any Shareholder of Marketplace contained in this Agreement, any other agreement, or any certificate, instrument, agreement or other writing delivered to Subsidiary or Dental by or on behalf of any Shareholder or Marketplace pursuant to this Agreement or in connection with the transactions contemplated herein;

                           (ii) any and all liability for federal or state taxes
payable by Marketplace after the closing resulting from the failure of the merger to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code including, but not limited to a failure by reason of the sale of stock by Shareholders or former Shareholders of Marketplace unless such failure is the result of any misrepresentation or breach of this Agreement by Dental or Subsidiary;

                           (iii) any and all actions, orders, assessments, fees
and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the some or to oppose the imposition thereof, or in enforcing this indemnification; and

                           (iv) any and all liabilities existing at the
effective time that are not included in the financial statement as of that date.

                  (b) The Shareholders shall reimburse Indemnitees on demand for any indemnified losses suffered by the Indemnitees, based on the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions in respect of any indemnified losses. The Shareholders shall have the opportunity to defend at their expense any claim, action or demand for which the Indemnitees claim indemnity against the Shareholders; provided that
(i) the defense is conducted by reputable counsel approved by the Indemnitees, which approval shall not be unreasonably withheld or delayed; (ii) the defense is expressly assumed in writing within ten (10) days after written notice of the claim, action or demand is given to the Shareholders; and (iii) counsel for the Indemnitees may participate at all times and in all proceedings (formal and informal) relating to the defense, compromise and settlement of the claim, action or demand at the expense of the Indemnitees.

                  9.2. No claim shall be brought by any Indemnitee under this article 8 for any breach of any representation or warranty, and none of them shall be entitled to receive any payment with respect thereto, unless and until the aggregate amount of such claim(s) equals or exceeds $5,000. Anything to the contrary notwithstanding, (i) each shareholder will be liable to the Indemnitees for the percentage of such indemnified losses set forth opposite his or her name on the signature page below; and (ii ii) no Shareholder shall be liable to the Indemnitees for indemnified losses In excess or such Shareholder's percentage of the aggregate Value, as of the date of delivery of the merger consideration, except for taxes and amounts attributable to willful misrepresentations or fraud.

                  9.3. Subsidiary shall not have any liability to any Shareholder as a result of any misrepresentation or breach of misrepresentation or warranty by Marketplace or Shareholders contained in this Agreement, any other agreement, or any certificate, instrument, agreement or other writing delivered by or on behalf of any Shareholder of Marketplace pursuant to this Agreement, any other agreement, or in connection with the transactions contemplated herein, or the breach of any covenant or agreement of any Shareholder or Marketplace contained in this Agreement, any other agreement, any certificate, instrument, agreement or other writing by or on behalf of any Shareholder or Marketplace pursuant to the provisions of this Agreement or in connection with the transactions contemplated herein, and no Shareholder shall have any right of indemnification or contribution against Subsidiary on account of any event or condition occurring or existing prior to or on the date hereof.

                  9.4. The representations and warranties of each Shareholder and Marketplace contained in this Agreement, any other agreement, any certificate, instrument, agreement or other writing delivered by or on behalf of any Shareholder of Marketplace pursuant to this Agreement or in connection with the transactions contemplated herein shall survive the closing.

         10. NOTICES.

                 10.1. All notices under this Agreement shall be in writing and shall be given to Dental, Marketplace and Subsidiary at the applicable addresses shown on schedule 9.1.

         11. GOVERNING LAW.

                 11.1. This Agreement shall be governed and construed in accordance with the laws of the State of Florida and each party agrees that the venue of any action arising from or attributable to this Agreement shall exclusively rest in a court having proper jurisdiction in Palm Beach County, Florida, or in the appropriate Federal court which has removal jurisdiction from such court.

         12. TAX OPINION.

                 12.1. Marketplace shall have delivered to Dental and Subsidiary an opinion of Marketplace's counsel, in such form as Dental shall reasonably approve, to the effect that the merger and the transactions contemplated hereby will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code.

          13. MISCELLANEOUS.

                  13.1. All warranties and representations contained herein shall survive the closing of this transaction.

                  13.2. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute one and the same agreement.

                  13.3. This Agreement contains the entire agreement between the parties regarding the subject matter hereof and any transactions contemplated hereby. The parties hereto may by mutual agreement in writing (a) extend the time for the performance of any of the obligations of the parties hereto, (b) waive any inaccuracies in the warranties and representations contained in this Agreement, and (c) waive compliance with any of the covenants contained herein and so waive performance of any of the obligations of the parties hereto.

                  13.4. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. Whenever required by the context, the singular number shall include the plural, the plural the singular, and the use of any gender shall include any other gender as appropriate in the context.

                  13.5. This Agreement, or any portion hereof shall not be assignable by Marketplace or Dental without the prior written consent of the other party hereto which consent shall not be unreasonably withheld.

                  13.6. If a dispute arises between the parties relative to the terms of this Agreement or any closing document, the prevailing party shall be entitled to recover reasonable attorney fees and costs.

                              MARKETPLACE DENTAL, INC., a Florida
                              corporation

                              By:/s/ JAMES QUICK
                                 ----------------------------------------------


                              DENTAL CARE ALLIANCE, INC., a Delaware
                              corporation

                              By: /s/ STEVEN R. MATZKIN
                                 ----------------------------------------------


                              DENTAL CARE ALLIANCE OF FLORIDA, INC., a Florida corporation

                              By: /s/ STEVEN R. MATZKIN
                                 ----------------------------------------------


                              /s/ JAMES R. QUICK
                              -------------------------------------------------
                              JAMES R. QUICK


                              /s/ DEBORAH BROWNING-HECHT
                              -------------------------------------------------
                              DEBORAH BROWNING-HECHT


                              /s/ FRANK A. RODRIGUEZ
                              -------------------------------------------------
                              FRANK A. RODRIGUEZ
















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